Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

QR Energy, LP:

We consent to the use of our report dated June 29, 2012, with respect to the Statement of Revenues and Direct Operating Expenses – Acquired Prize Properties for the year ended December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Houston, Texas

September 7, 2012